Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use, in the report on Form 10-K of mBeach Software, Inc. (A Development Stage Company), of our report dated May 13, 2010 on our audit of the financial statements of mBeach Software, Inc. (A Development Stage Company) as of April 30, 2010, and the related statements of operations, stockholders’ equity/(deficit) and cash flows from inception on April 24, 2009 through April 30, 2010, and the reference to us under the caption “Experts.”

/s/ Lake & Associates, CPA’s LLC

Lake & Associates, CPA’s LLC

Boca Raton, Florida

May 13, 2010

1905 Wright Boulevard	20283 State Road 7, Suite 300
Schaumburg, IL 60193	Boca Raton, Florida 33498

Phone: 847.524.0800	Phone:866.982.9874
Fax: 847.524.1655	Fax: 561.982.7985